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                                                                    Exhibit 20.1
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                COVAD SUBMITS CHAPTER 11 REORGANIZATION PETITION
                        TO ELIMINATE $1.4 BILLION DEBT;
                  DSL NETWORK AND CUSTOMERS REMAIN UNAFFECTED



          Santa Clara, Calif. - August 15, 2001 - Covad Communications Group, Inc. (OTCBB: COVD), the parent company of Covad Communications Company, today announced that it has filed for reorganization under Chapter 11 of the Federal bankruptcy code in the U.S. Bankruptcy Court for the District of Delaware, as part of a voluntary, pre-negotiated plan to eliminate Covad's $1.4 billion in debt. It is expected that Covad's DSL network and its customers will remain unaffected throughout the filing period.

Holders of a majority of Covad's bonds have agreed in writing to the terms of a debt repurchase that, if approved by the court, would eliminate Covad's bond debt. This filing is intended, through court approval, to bind 100 percent of Covad's bondholders to the transaction. Covad's intention to implement this transaction through reorganization under Chapter 11 was announced on August 7, 2001 and the company expects this process to be complete and emerge by January 2002.

Covad's operating subsidiaries, which provide DSL services to customers, are not expected to be included in the court-supervised proceeding and will continue to operate in the ordinary course of business without any court imposed restrictions. Covad's operating subsidiaries plan to continue their current operations and business plan while supporting their 1,700 employees, over 330,000 end users, sales support, Covad's national network, the installation process and vendors outside of the court-supervised proceeding.

"This filing is a tool to eliminate Covad's debt and significantly improve our ability to raise the additional capital we need to get to profitability," said Charles E. Hoffman, Covad's CEO. "Most importantly, this action does not affect our operations, customers, network or employees. It is business as usual for our broadband customers."

Shares of Covad Communications are expected to begin trading under the symbol COVDQ as a result of this filing.

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About Covad Communications

Covad is the leading national broadband service provider of high-speed Internet and network access utilizing Digital Subscriber Line (DSL) technology. It offers DSL, IP and dial-up services through Internet Service Providers, telecommunications carriers, enterprises, affinity groups, PC OEMs and ASPs to small and medium-sized businesses and home users. Covad services are currently available across the United States in 94 of the top Metropolitan Statistical Areas (MSAs). Covad's network currently covers more than 40 million homes and business and reaches approximately 40 to 45 percent of all US homes and businesses. Corporate headquarters is located at 4250 Burton Drive, Santa Clara, CA 95054. Telephone: 1-800-GO-COVAD. Web Site: www.covad.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995:

The statements contained in this press release that are not historical facts are "forward-looking statements," including statements concerning Covad's anticipated restructuring of its debt, ability to continue as a going concern, ability to raise additional funds and the sufficiency thereof, and other operating results, success of strategic relationships, sufficiency of Covad's cash on hand and the statements made by the chairman, president, CEO and others in this release. Actual events or

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results may differ materially as a result of risks facing Covad or actual results differing from the assumptions underlying such statements. Such risks and assumptions include, but are not limited to, Covad's ability to restructure its debt, to successfully consummate a Chapter 11 plan of reorganization, including to successfully deal with and discharge other claims pending against Covad, to raise additional capital and to continue as a going concern. All forward-looking statements are expressly qualified in their entirety by the "Risk Factors" and other cautionary statements included in Covad's SEC Annual Report on Form 10-K for the year ended December 31, 2000 and in Covad's SEC Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.